Exhibit 4.53


                   FIFTH AMENDMENT TO REVOLVING CREDIT,
            OVERLINE CREDIT AND TERM LOAN AGREEMENT AND WAIVER


      THIS FIFTH AMENDMENT ("Amendment") dated October 30, 1995, by and between Daedalus Enterprises, Inc., a Delaware corporation ("Company") and Comerica Bank, a Michigan banking corporation, successor in interest by reason of merger to Manufacturers Bank, N.A., formerly known as Manufacturers National Bank of Detroit ("Bank").

                                 RECITALS:

      A. Company and Bank entered into a Revolving Credit, Overline Credit and Term Loan Agreement dated March 1, 1991, as amended
("Agreement").

      B. Company and Bank desire to amend the Agreement, as set forth herein.

      NOW, THEREFORE, the parties agree as follows:

      1. The first sentence of Section 2.1 of the Agreement is amended to read in its entirety as follows:

                  "2.1  Bank agrees to lend to Company at any
            time and from time to time from the effective date hereof, sums not to exceed the Commitment Amount in aggregate principal amount at any time outstanding."

      2. The following paragraph is added to the end of Section 2.1 of the Agreement:

                  " 'Commitment Amount' initially shall mean
            One Million Seven Hundred Thousand Dollars
            ($1,700,000). On November 30, 1995, the
            Commitment Amount shall automatically be permanently reduced to One Million Five Hundred Thousand Dollars ($1,500,000). On such date, Company shall pay to Bank the amount, if any, by which the aggregate principal amount of advances outstanding under the Revolving Credit Note and outstanding Letters of Credit exceeds the Commitment Amount as so reduced."

      3. The first three sentences of Section 2.2 of the Agreement are amended to read in their entirety as follows:

                  "2.2  The principal indebtedness
            represented by the Revolving Credit Note and all interest thereon shall be payable on or before November 1, 1996. Company agrees to pay interest on the unpaid principal balance of the Revolving Credit Note from time to time outstanding at a per annum rate equal to one and one half percent (1-1/2%) above Bank's Prime Rate. Upon the occurrence of any default or event of default hereunder, interest shall accrue on the unpaid principal balance at the per annum rate of four and one-half percent (4-1/2%) above Bank's Prime Rate."

      4. The first sentence of Section 2.4 of the Agreement is amended to read in its entirety as follows:

                  "Standby letters of credit ("Letters of
            Credit") may be issued by Bank on behalf of Company from time to time not to exceed One Million Five Hundred Thousand Dollars ($1,500,000) in aggregate face amount at any time outstanding."

      5. Section 2.6 of the Agreement is amended to read in its entirety as follows:

                  "In no event shall the aggregate face
            amount of outstanding Letters of Credit and the aggregate principal amount of outstanding advances under this Article 2 exceed the Commitment Amount."

      6. Subclause (c) of Section 2.7 of the Agreement is amended to read in its entirety as follows:

            "(c) One Million Nine Thousand Two Hundred Thirty Eight
Dollars           ($1,009,238),"

      7. The first paragraph of Section 6.3 of the Agreement is amended to read in its entirety as follows:

                  "6.3  Maintain at all times a Tangible
            Effective Net Worth of not less than One Million
            Nine Hundred Thousand Dollars ($1,900,000)."

      8. Exhibit "B" to the Agreement is replaced in its entirety by Exhibit "B" attached hereto.

      9. Exhibit "C" to the Agreement is replaced in its entirety by Exhibit "C" attached hereto.

      10.   Bank waives compliance by Company with the provisions of
Section 6.3 of the Agreement as of July 31, 1995. This waiver will not act as a waiver or consent to any other transaction, act or omission, whether related or unrelated to the foregoing. This waiver will not extend to or affect any obligation, covenant, event of default or default not expressly waived hereby or consented hereto or otherwise impair any of Bank's rights consequent therefrom.

      11. This Amendment shall be effective as of the date hereof upon execution and delivery to the Bank of a Revolving Credit Note in the form attached hereto as Exhibit "B."

      12. Company hereby represents and warrants that, after giving effect to the amendments contained herein, (a) execution, delivery and performance of this Amendment and any other documents and instruments required under this Amendment or the Agreement are within Company's corporate powers, have been duly authorized, are not in contravention of law or the terms of Company's Articles of Incorporation or Bylaws, and do not require the consent or approval of any governmental body, agency, or authority; and this Amendment and any other documents and instruments required under this Amendment or the Agreement, will be valid and binding in accordance with their terms; (b) the continuing representations and warranties of Company set forth in Sections 5.1 through 5.5 and 5.7 through 5.14 of the Agreement are true and correct on and as of the date hereof with the same force and effect as made on and as of the date hereof; (c) the continuing representations and warranties of Company set forth in Section 5.6 of the Agreement are true and correct as of the date hereof with respect to the most recent financial statements furnished to the Bank by Company in accordance with Section 6.1 of the Agreement; and
(d) no event of default, or condition or event which, with the giving of notice or the running of time, or both, would constitute an event of default under the Agreement, has occurred and is continuing as of the date hereof.

      13. Except as expressly modified or waived hereby, all of the terms and conditions of the Agreement shall remain in full force and effect.

      WITNESS the due execution hereof as of the day and year first written above.

COMERICA BANK, successor in               DAEDALUS ENTERPRISES, INC.
interest by reason of merger
to Manufacturers Bank, N.A.


By:                                        By:
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Its:                                       Its:
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